Exhibit 10.1
TERM SHEET

For the Merger of Intelli-Check, Inc. and Mobilisa, Inc.

August 8th, 2007
This is a binding summary of the principal terms and conditions of a proposed merger of Intelli-Check, Inc. and Mobilisa, Inc. (“Parties”). The Parties’ obligations hereunder shall be subject to their execution of a definitive merger agreement and related documents and satisfactory completion of due diligence. THE TRANSACTIONS CONTEMPLATED BY THIS TERM SHEET ARE SUBJECT TO THE SATISFACTORY COMPLETION OF DUE DILIGENCE AND OTHER CONDITIONS. THIS TERM SHEET DOES NOT CONSTITUTE EITHER AN OFFER TO EXCHANGE, SELL OR PURCHASE SECURITIES OR THE ACCEPTANCE OF AN OFFER TO EXCHANGE, SELL OR PURCHASE SECURITIES.

Parties:	Intelli-Check, Inc. (“Intelli-Check”) and Mobilisa, Inc. (“Mobilisa”).

Structure:
The transaction would be structured as a merger, with Mobilisa, together with all its assets, liabilities and equity, being merged into Intelli-Check, or a subsidiary of Intelli-Check, and Mobilisa shareholders receiving shares of Intelli-Check in exchange for their shares in Mobilisa and Mobilisa optionholders having their options to purchase shares of Mobilisa common stock replaced with options to purchase shares of Intelli-Check common stock (the “Merger”), pursuant to a definitive merger agreement and related documents and agreements (the “Definitive Agreement”). The exchange will result in the former holders of securities of Mobilisa, on a fully diluted basis, owning as of the closing 50% of Intelli-Check’s common stock and a substantially equivalent value of options and warrants, on a post-merger basis. For example, assuming Intelli-Check has 12,000,000 shares and options and warrants outstanding, Mobilisa shareholders and optionholderswould receive a total of 12,000,000 shares and a substantially equivalent value of options and warrants. The Definitive Agreement would, among other things, contain representations, warranties, conditions and agreements of Parties as are customary and appropriate for a transaction of this type and size. It is intended that the Definitive Agreement would be consistent with this Term Sheet and otherwise be on such other terms and conditions satisfactory to both Parties. It is anticipated that the Merger would be structured as a “tax-free reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

Registration:
Promptly after the closing, Intelli-Check will arrange for the registration of the Intelli-Check shares to be issued to shareholders and optionholders of Mobilisa in exchange for their Mobilisa shares and options, subject to mutually agreed lock-up and other customary provisions.

Management:
The Definitive Agreement would provide, and include voting obligations for Mobilisa and Intelli-Check, that, for two years after the Closing Date, the initial Board of Directors of the surviving entity would consist of five (5) directors appointed by Intelli-Check’s current Board and four (4) directors appointed by Mobilisa. Intelli-Check’s current Board would have the right to designate the Chairman of the Board and Mobilisa would have the right to designate the Chief Executive Officer and the Vice Chairman. In connection with the closing of the Merger, the incoming Chief Executive Officer would be offered an employment agreement with the merged entity providing for an employment period of no shorter than a two (2) year term. Intelli-Check’s current Board additionally would designate prior to the closing the Chief Financial Officer and the Chief Technical Officer

Board and Shareholder Approvals
The execution of the Definitive Agreements shall be subject to the prior approval of a majority of the board of directors of each of the Parties. The Closing shall be conditioned upon the approval of the shareholders of Intelli-Check of the Merger and any required amendments to its articles of incorporation at a special meeting of shareholders of Intelli-Check (the “Special Meeting”). After the execution of the Definitive Agreement, Intelli-Check shall prepare and send to its shareholders a definitive proxy statement relating to the Special Meeting.

Exclusivity:
In order to facilitate discussions between the Parties concerning a proposed transaction, the Parties hereby agree that from the date of this Agreement until the day after the 90th day following the execution and delivery by the parties of this Term Sheet (the “Exclusivity Period”), the Parties will not, directly or indirectly, solicit, encourage or engage in any discussions or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any person or entity (other than the Parties) regarding any merger, tender offer, sale of assets or membership interests, joint venture or other business combination or plan of reorganization involving themselves or any of their assets or subsidiaries (an “Acquisition Transaction”), nor will they permit or authorize any of their representatives to take such actions. In addition, Parties agree to immediately advise each other of any inquiries or proposals to undertake an Acquisition Transaction either receives during the Exclusivity Period, including, without limitation, the material terms of any proposal and the identity of the person making such inquiry or proposal, and shall keep each other informed on a daily basis of the status and the provision of material terms of any such inquiry or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this paragraph by any officer or director of either Party or its representatives, whether or not such person is purporting to act on behalf of either of the Parties or otherwise, shall be deemed to be a breach of the terms of this Term Sheet by the applicable party.

Conduct of Business:	Prior to the closing, Parties shall conduct their business only in the ordinary course.

Termination:
(1) In the event that either party terminates this Term Sheet because it reasonably determines that its due diligence review was not satisfactory, taking into account publicly available information as of the date hereof, it shall pay the non-terminating party for all of its reasonable expenses incurred in connection with the transaction contemplated by this Term Sheet, due diligence examination and Merger, but the terminating party will not otherwise be liable for any other fees or damages.

(2) Either party may terminate this Term Sheet without any payment obligation due to the discovery or the occurrence of a material adverse change in the business, operations or prospects of the non-terminating party that would be likely to materially impair the financial condition or the results of operations of the non-terminating party prior to the Closing.

(3) In the event that either party terminates this Term Sheet because the non-terminating party has been unable to secure the approval of its shareholders of the Merger prior to December 31, 2007, each party shall be responsible for its own expenses and not for any other fees or damages.

Break Up Fee:
If either Party decides to not proceed with the transaction contemplated by this Term Sheet for any reason other than as specified under “Termination”, above, then such Party shall pay to the other Party hereto liquidated damages (which will be such other Party’s exclusive remedy) in the amount of One Million Dollars $1,000,000. Such amount shall be payable equally over a thirty-six (36) month period.

Confidentiality
The Parties will use the information obtained in the course of such due diligence and negotiations pursuant to this Term Sheet (the “Information”) solely for the purposes of the acquisition transaction contemplated by this Term Sheet and unless and until the parties consummate the merger, the Parties, their affiliates, directors, officers, employees, advisors and agents (“Representatives”) will keep the Information strictly confidential. The Parties will disclose the Information only to those Representatives who need to know such Information for the purposes of such merger. The Parties agree to be individually responsible for any breach of this paragraph by any Representative. In the event such merger is not consummated, the Parties will return to each other any materials containing Information, or will certify in writing that all such materials or copies of such materials have been destroyed. The Parties will not use any Information to compete with each other in the event the merger pursuant to Definitive Agreements is not consummated. The provisions of this paragraph will survive any termination of this Term Sheet.

Any press release relating to this Term Sheet or the Merger must be jointly agreed upon by both parties in writing prior to the release.

Indemnification
Mobilisa agrees to indemnify Intelli-Check for any liability that results to Intelli-Check as a result of statements or representations made by Mobilisa and released to the public through press release or otherwise by Intelli-Check (with Mobilisa's consent) prior to execution of the Definitive Agreements that are not complete and correct in all material respects and which contain untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

Intelli-Check agrees to indemnify Mobilisa for any liability that results to Mobilisa as a result of statements or representations made by Intelli-Check and released to the public without Mobilisa’s consent through press release or otherwise by Intelli-Check prior to execution of the Definitive Agreements that are not complete and correct in all material respects and which contain untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

Fees and Expenses:
Except as specified in this Term Sheet, each party will bear its own legal, accounting, consulting, financial advisory and other related fees and expenses. In the event of a dispute over this Term Sheet, the prevailing party shall be entitled to receive reasonable attorney’s fees.

Governing Law:	This term sheet shall be governed by Delaware law without regard to principles of conflicts of laws.

Binding Effects:	The terms of this Term Sheet are binding on the Parties and their successors. This Term Sheet may not be assigned by any Party without the prior written consent of the other Party.

The Parties hereto agree to cooperate with each other and work diligently to close the transaction expeditiously. The Parties agree to provide to each other promptly information reasonably requested and to make their officers, employees, professionals and other representatives available for meetings with each others’ representatives for purposes of completing the due diligence process.

Parties acknowledge acceptance of this term sheet on the signature lines provided below.

AGREED AND ACCEPTED
this 8th day of August 2007:

INTELLI-CHECK, INC.

By:	/s/ Jeffrey A. Levy
Name: Jeffrey a. Levy Title: Interim Chairman & CEO Date: August 8, 2007

MOBILISA, INC.

By:	/s/ Nelson Ludlow
Name: Nelson Ludlow Title: CEO Date: August 8, 2007